Exhibit 99.1

CreXus Investment Corp. Reports Core EPS for the 2nd Quarter 2010 of $0.13

NEW YORK--(BUSINESS WIRE)--July 28, 2010--CreXus Investment Corp. (NYSE: CXS), today reported Core Earnings for the quarter ended June 30, 2010, of $2.4 million or $0.13 per average share as compared to a Core Earnings of $1.2 million or $0.07 per average share for the quarter ending March 31, 2010. “Core Earnings” represents a non-GAAP measure that approximates distributable income, and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, gains or losses on sales of securities and terminations of interest rate swaps and unrealized gains or losses on interest rate swaps. On a GAAP basis, the Company reported net income for the quarter ended June 30, 2010, of $2.4 million or $0.13 per average share as compared to net income of $1.8 million or $0.10 per average share for the quarter ended March 31, 2010.

The Company had no sales of commercial mortgage-backed securities (“CMBS”) during the quarter ended June 30, 2010. During the quarter ended March 31, 2010, the Company sold CMBS with a carrying value of $61.2 million resulting in realized gains of $623,000.

The Company declared common stock dividends for the quarter ended June 30, 2010, of $0.12 per share. The Company declared common stock dividends for the quarter ended March 31, 2010, of $0.07 per share. The annualized dividend yield on the Company’s common stock for the second quarter based on the June 30, 2010, closing price of $12.43 was 3.86%. On a Core Earnings basis the Company provided an annualized return on average equity of 3.68% for the quarter ended June 30, 2010, as compared to 1.88% for the quarter ended March 31, 2010. On a GAAP basis, the Company provided an annualized return on average equity of 3.68% for the quarter ended June 30, 2010, as compared to 2.85% for the quarter ended March 31, 2010.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the period’s results. “Our objective is to generate stable and attractive risk-adjusted returns for our shareholders by investing in assets that will perform over the long term. The annualized levered yield on net invested assets, which excludes cash, at June 30, 2010, was 11.48% as compared to 8.48% at March 31, 2010. We are seeing the universe of investable opportunities increase as the number of loan maturities and restructurings accelerates, and we are diligently reviewing these opportunities as we build our portfolio.”

At June 30, 2010, the weighted average yield on interest earning assets was 6.74% and the weighted average cost of funds on secured financing agreements was 3.61%. At March 31, 2010, the weighted average yield on interest earning assets was 6.71% and the weighted average cost of funds on secured financing agreements was 3.60%. Leverage at June 30, 2010, was 0.7:1, in comparison to 0.7:1 at March 31, 2010.

The Company’s investment portfolio comprised 65.0% of its total assets at June 30, 2010. CMBS comprised approximately 75.9% of the Company’s investment portfolio at June 30, 2010. The balance of the investment portfolio was comprised of mezzanine commercial loans held for investment.

The following table summarizes investment portfolio information for the Company:

	Quarter ended June 30, 2010	Quarter ended March 31, 2010
	(dollars in thousands)	(dollars in thousands)
Investment portfolio at period-end	$286,760	$282,808
Interest bearing liabilities at period-end	173,508	173,960
Leverage at period-end (Debt:Equity)	0.7:1	0.7:1
Fixed-rate investments as percentage of portfolio	100.0%	100.0%
Fixed-rate investments
Commercial mortgage-backed securities as percentage of fixed-rate assets	75.9%	75.9%
Commercial mortgage loans as percentage of fixed-rate assets	24.1%	24.1%
Weighted average yield on interest earning assets at period-end	6.74%	6.71%
Weighted average cost of funds at period-end	3.61%	3.60%

The following table summarizes characteristics for each asset class:

	Quarter ended		Quarter ended
	June 30, 2010		March 31, 2010
	CMBS	Loans	CMBS	Loans
Weighted average cost basis	$101.40	$100.00	$101.40	$100.00
Weighted average fair value	$103.80	$100.00	$101.70	$100.00
Weighted average coupon	5.40%	11.80%	5.36%	11.80%
Fixed-rate percentage of asset class	100.00%	100.00%	100.00%	100.00%
Weighted average yield on assets at period-end	5.13%	11.80%	5.09%	11.80%
Weighted average cost of funds at period-end	3.61%	-	3.60%	-

The Company’s portfolio is comprised entirely of high credit quality CMBS and commercial mortgage loans. At June 30, 2010, and March 31, 2010, the Company’s CMBS portfolio was composed of AAA-rated securities and its commercial mortgage loan portfolio had no loans 60 days or more delinquent. During the quarter ending June 30, 2010, the Company recorded a $35,000 general loan loss provision in general and administrative expenses as compared to a $15,000 loan loss provision recorded for the quarter ending March 31, 2010.

The weighted average cost basis of the CMBS was 101.4 as of June 30, 2010 as well as March 31, 2010. The net amortization of premiums and accretion of discounts on CMBS for the quarter ending June 30, 2010 was $34,000 compared to $37,000 for the quarter ending March 31, 2010. The total net premium remaining unamortized at June 30, 2010, was $2.9 million as compared to a net premium remaining unamortized of $2.9 million at March 31, 2010.

General and administrative expenses, including the management fee and loan loss provision, as a percentage of average total equity were 1.37% and 1.73% for the quarters ended June 30, 2010 and March 31, 2010, respectively. At June 30, 2010, the Company had a common stock book value per share of $14.47 as compared to $14.21 at March 31, 2010.

CreXus is a specialty finance company that acquires, manages, and finances, directly or through its subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities and other commercial real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 18,120,112 shares of common stock outstanding.

The Company will hold the second quarter 2010 earnings conference call on Thursday, July 29, 2010, at 12:00 p.m. EST. The number to call is 866-202-4683 for domestic calls and 617-213-8846 for international calls and the pass code is 99790161. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 64140127. The replay will be available at 1:00 p.m. EST for 48 hours after the earnings call. There will be a web cast of the call on www.crexusinvestment.com. If you would like to be added to the e-mail distribution list, please visit www.crexusinvestment.com, click on Investor Relations, then E-Mail Alerts, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs, including the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent annual report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	June 30, 2010	March 31, 2010	December 31,
Assets:	(Unaudited)	(Unaudited)	2009 (1)
Cash and cash equivalents	$151,840	$150,612	$212,133
Commercial mortgage-backed securities, at fair value	219,522	215,526	30,913
Mortgage loans held for investment, net of allowance for loan losses ($52, $17 and $2, respectively)	67,237	67,283	39,998
Accrued interest receivable	2,046	1,600	578
Other assets	406	550	685
Total assets	$441,051	$435,571	$284,307

Liabilities:
Secured financing agreements	$173,508	$173,960	$25,579
Accrued interest payable	460	201	26
Accounts payable and other liabilities	2,432	2,355	2,521
Dividends payable	2,174	1,268	-
Investment management fees payable to affiliate	321	317	354
Total liabilities	178,895	178,101	28,480

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000
authorized, 18,120,112 issued and outstanding	181	181	181
Additional paid-in-capital	257,006	257,006	257,029
Accumulated other comprehensive income (loss)	5,204	734	(373)
Accumulated deficit	(235)	(451)	(1,010)
Total stockholders' equity	262,156	257,470	255,827
Total liabilities and stockholders' equity	$441,051	$435,571	$284,307

(1)	Derived from the audited consolidated statements of financial condition at December 31, 2009.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except share and per share data)

	Quarter ended June 30, 2010 (Unaudited)	Quarter ended March 31, 2010 (Unaudited)	For the six months ended June 30, 2010 (Unaudited)	For the period commencing September 22, 2009 through December 31, 2009 (1)

Net interest income:
Interest income	$4,837	$2,898	$7,735	$325
Interest expense	1,557	584	2,141	26
Net interest income	3,280	2,314	5,594	299

Realized gains on sale of investments	-	623	623	-

Other expenses:
Management fee	321	317	638	354
Provision for loan losses	35	15	50	2
General and administrative expenses	531	777	1,308	951
Total other expenses	887	1,109	1,996	1,307

Net income (loss) before income tax	2,393	1,828	4,221	(1,008)
Income tax	1	-	1	1
Net income (loss):	$2,392	$1,828	$4,220	$(1,009)

Net income (loss) per share-basic and diluted	$0.13	$0.10	$0.23	$(0.06)
Weighted average number of shares outstanding- basic and diluted	18,120,112	18,120,112	18,120,112	18,120,112

Comprehensive income (loss):
Net income (loss)	$2,392	$1,828	$4,220	$(1,009)
Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale	4,471	1,729	6,200	(373)
Reclassification adjustment for realized gains included in net income	-	(623)	(623)	-
Comprehensive income (loss):	$6,863	$2,934	$9,797	$(1,382)
(1)	Derived from the audited consolidated statements of operation and comprehensive income (loss) at December 31, 2009.

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com